U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Gianforte, Joseph J.
   158 Cambridge Lane
   Bloomingdale, IL USA 60108
2. Date of Event Requiring Statement (Month/Day/Year)
   7/20/98
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Great Lakes REIT GL
Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner ( ) Officer (give title below)
   (x) Other (specify below)
   Controller
If Amendment, Date of Original (Month/Year)

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 Table I -- Non-Derivative Securities Beneficially Owned
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common stock                               |2380                  |D               |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Beneficially Owned                                                                              |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship:        |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
Feb 1997 stock options  | [1]     |2/27/07  |Common stock           |4000     |16.00     |D            |                           |
(right to buy)          |         |         |                       |         |          |             |                           |
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Dec 1997 stock options  | [2]     |12/31/07 |Common stock           |2000     |19.63     |D            |                           |
(right to buy)          |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
1. Options to purchase 4,000 shares of common stock were granted to Mr. Gianforte on February 27, 1997. The options have a ten year term. Fifty percent of the options vested on the date of grant and fifty percent vest on 8/ 27/98.
2. Options to purchase 2,000 shares of common stock were granted to Mr. Gianforte on December 31, 1997. The options have a ten year term. Fifty percent of the options vested on the date of grant and fifty percent vest on June 30, 1999.

/s/ Joseph J. Gianforte
SIGNATURE OF REPORTING PERSON
/Signature/
Joseph J. Gianforte
DATE
7/30/98